Exhibit 99.1

BATES PRIVATE CAPITAL ACQUIRED BY LECG

Expands service offerings in retail securities litigation

Emeryville, CA, August 16, 2005 —  LECG (NASDAQ: XPRT), a global expert services firm, today announced that it has closed its acquisition of Bates Private Capital Incorporated, a privately held expert services firm. The acquisition is effective as of August 15, 2005. Bates Private Capital will operate as a division of LECG, doing business from its existing office in Portland, Oregon.

LECG has acquired substantially all of the assets of Bates Private Capital Incorporated.  As previously announced, the purchase price of $18.0 million includes $17.0 million paid in cash at closing and $1.0 million in unregistered shares of common stock of LECG Corporation.  Deferred payments of up to $13.0 million may be earned if specific revenue growth and profitability targets are met over the next six years. LECG expects to retain the services of substantially all of Bates Private Capital’s more than 200 employees.

“Bates Private Capital brings retail securities litigation expertise and experience to LECG, adding to our core service offerings,” commented David Kaplan, president of LECG.  “We welcome this group of experts and professional staff to our firm.”

Bates Private Capital specializes in retail securities litigation, and its experts and professional staff provide services in pre-litigation, litigation, arbitration, and preventative consulting matters.  Clients include several of the most prominent firms on Wall Street.  Experts joining LECG from Bates Private Capital include John E. Bates, Rob J. Lee, Nancy S. Ranchel, Michael D. Weiner, and Jennifer L. Stout.

“Bates Private Capital is proud to be joining LECG’s global network of experts,” said Rob Lee, president of Bates Private Capital Incorporated. “For our clients, the transition to LECG will be seamless. The same individuals will continue to provide high value-added services, but now from a broader base of service offerings.”

Other than the information contained in this press release, additional details about the transaction were not released.

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About LECG

LECG, a global expert services firm, provides independent expert testimony, original authoritative studies, and strategic advisory services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies around the world. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. NASDAQ: XPRT

Contacts

Jack Burke, Chief Financial Officer, 510-985-6700

Erin Glenn, Investor Relations, 510-985-6990, investor@lecg.com